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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-124340) of IAC/InterActiveCorp and related combined Proxy Statement/Prospectus of IAC/InterActiveCorp and Ask Jeeves, Inc. and to the incorporation by reference therein of our report dated February 27, 2004 with respect to the consolidated financial statements of Vivendi Universal Entertainment LLLP included in the amended Annual Report (Form 10-K/A) of IAC/InterActiveCorp for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ ERNST & YOUNG LLP

Los Angeles, California
June 2, 2005

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Consent of Independent Registered Public Accounting Firm